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Exhibit 99

Report of Independent Accountants

To the Board of Directors and Shareholders
of The Cobalt Group, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The Cobalt Group, Inc. and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statements schedule listed under Item 14(a)(2) of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 presents fairly, in all material respects the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred continuing losses from operations and as a result of entering into the Agreement and Plan of Merger discussed in Note 19, is unable to borrow under its existing credit facility. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
January 25, 2001, except for paragraphs two and three of Note 19, which are as of March 9, 2001 and except for paragraph three of Note 1 and paragraphs four and five of Note 19, which are as of June 2, 2001.

The Cobalt Group, Inc.
Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2000	December 31, 1999
Assets
Current assets
Cash and cash equivalents	$16,577	$14,224
Accounts receivable, net of allowances for doubtful accounts of $944 and $497, respectively	8,892	4,581
Other current assets	1,673	2,225

	27,142	21,030
Capital assets, net	14,256	4,636
Intangible assets, net	15,569	27,330
Other assets	959	1,036

Total assets	$57,926	$54,032

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$4,696	$2,020
Accrued liabilities	2,187	1,520
Deferred revenue, current portion	4,668	2,456
Notes payable	270	—
Software financing contract, current portion	1,054	362
Capital lease obligations, current portion	900	844

	13,775	7,202
Non-current liabilities
Deferred revenue, non-current portion	1,348	—
Software financing contract, non-current portion	279	28
Capital lease obligations, non-current portion	269	1,217

	1,896	1,245
Commitments and Contingencies	—	—
Shareholders' equity
Preferred stock; $0.01 par value per share; 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock; $0.01 par value per share; 200,000,000 shares authorized; 20,140,376 and 16,855,431 issued and outstanding, respectively	201	169
Additional paid-in capital	124,021	89,957
Deferred equity subscriptions	(12,951)	—
Deferred equity expenses	(2,167)	(3,036)
Notes receivable from shareholders	(144)	(144)
Accumulated deficit	(66,705)	(41,361)

	42,255	45,585

Total liabilities and shareholders' equity	$57,926	$54,032

See accompanying notes to consolidated financial statements.

The Cobalt Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2000	1999	1998
Revenues
Internet applications and professional services	$27,282	$13,511	$6,011
Data extraction and aggregation services	12,546	7,336	—
Other services	1,653	2,439	234

Total revenues	41,481	23,286	6,245
Cost of revenues	8,283	4,819	1,199

Gross profit	33,198	18,467	5,046
Operating expenses
Sales and marketing, excluding stock-based compensation of $130, $737 and $247, respectively	21,832	11,591	4,048
Product development, excluding stock-based compensation of $173, $498 and $90, respectively	7,691	3,168	961
General and administrative, excluding stock-based compensation of $545, $1,457 and $441, respectively	19,836	13,199	4,328
Amortization of intangible assets	5,751	3,696	299
Intangible asset impairment charge	9,742	—	—
Stock-based compensation	909	2,806	806

Total operating expenses	65,761	34,460	10,442
Loss from operations	(32,563)	(15,993)	(5,396)
Interest expense	(411)	(993)	(93)
Interest income	1,203	475	142
Gain on sale of HomeScout	—	—	1,626
Gain on sale of YachtWorld	8,658	—	—
Common and preferred stock repurchase premium	—	—	(1,384)
Other income, net	(67)	10	—

Net loss before cumulative change in accounting principle	$(23,180)	$(16,501)	(5,105)
Cumulative effect for change in accounting principle	(2,164)	—	—

Net loss available to common shareholders	$(25,344)	$(18,028)	(13,930)

Basic and diluted net loss per share, before change in accounting principle	(1.29)	—	—
Cumulative effect of change in accounting principle	(0.12)	—	—

Basic and diluted net loss per share	$(1.41)	$(2.26)	$(4.74)

Weighted-average shares outstanding	17,926,335	7,971,443	2,938,460
Pro forma net loss available to common shareholders (unaudited)	(23,180)	(19,395)	(14,586)

Pro forma basic and diluted net loss per share (unaudited)	(1.29)	(2.43)	(4.96)
Pro forma weighted-average shares outstanding (unaudited)	17,926,335	7,941,443	2,938,460

See accompanying notes to consolidated financial statements.

The Cobalt Group, Inc.
Consolidated Statements of Changes in Shareholders' Equity (Deficit)
(in thousands, except share amounts)

	Common stock					Notes receivable from shareholders
			Additional paid-in capital	Deferred equity expenses	Deferred equity subscriptions		Accumulated deficit
	Shares	Par Value						Total
Balances at December 31, 1997	3,406,597	34	1,268	(147)	—	(144)	(3,908)	(2,897)
Net loss							(5,105)	(5,105)
Issuance of stock options to employees			2,244	(2,244)				—
Amortization of deferred compensation				532				532
Forfeitures of employee stock options			(173)	173				—
Proceeds from exercise of stock options	110,507	1	26					27
Accretion of mandatorily redeemable convertible preferred stock			(14)					(14)
Repurchase of mandatorily redeemable convertible preferred stock							(8,262)	(8,262)
Repurchase of common stock	(2,173,206)	(22)	(367)				(7,585)	(7,974)
Dividends on mandatorily redeemable convertible preferred stock			(549)					(549)

Balances at December 31, 1998	1,343,898	13	2,435	(1,686)	—	(144)	(24,860)	(24,242)
Net loss							(16,501)	(16,501)
Issuance of stock options to employees			5,510	(5,510)				—
Issuance of PartsVoice warrants			381					381
Proceeds from initial public offering, net	4,500,000	45	44,731					44,776
Sale of common stock	454,545	5	4,995					5,000
Conversion of preferred shares	9,666,402	97	34,635					34,732
Amortization of deferred compensation				2,806				2,806
Forfeitures of employee stock options			(1,354)	1,354				—
Issuance of warrant shares	35,108							—
Proceeds from exercise of stock options	855,478	9	151					160
Accretion of mandatorily redeemable convertible preferred stock			(17)					(17)
Dividends on mandatorily redeemable convertible preferred stock			(1,510)					(1,510)

Balances at December 31, 1999	16,855,431	$169	$89,957	$(3,036)	$—	$(144)	$(41,361)	$45,585
Net loss							(25,344)	(25,344)
Issuance of stock related to operating agreements	516,684	5	4,097		(2,859)			1,243
Issuance of stock related to acquisition of IntegraLink	85,000	1	1,869					1,870
Issuance of warrants related to operating agreements			13,053	(1,349)	(11,704)			—
Amortization of deferred equity expenses and subscriptions				885	1,612			2,497
Issuance of warrants related to put option			3,521					3,521
Proceeds from exercise of put option	2,210,830	22	11,457					11,479
Employee stock purchase plan	70,683		455					455
Proceeds from exercise of stock options	401,748	4	510					514
Acceleration of stock options			435					435
Forfeitures of employee stock options			(1,333)	1,333				—

Balances at December 31, 2000	20,140,376	$201	$124,021	$(2,167)	$(12,951)	$(144)	$(66,705)	$42,255

See accompanying notes to consolidated financial statements.

The Cobalt Group, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal year ended December 31,
	2000	1999	1998
Cash Flows from Operating Activities
Net income (loss)	$(25,344)	$(16,501)	$(5,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred equity expenses	993	2,806	806
Depreciation and amortization	8,905	4,988	614
Intangible asset impairment charge	9,742	—	—
Gain on sale of YachtWorld	(8,658)	—	—
Common stock repurchase premium	—	—	1,384
Net (gain) loss on disposition of assets	87	7	(1,617)
Changes in:
Accounts receivable	(3,337)	(3,331)	(791)
Other assets	748	(3,120)	(109)
Accounts payable and accrued liabilities	4,240	2,573	612
Deferred revenues	3,775	1,166	393

Net cash used in operating activities	(8,849)	(11,412)	(3,813)

Cash Flows from Investing Activities
Acquisition of capital assets	(11,148)	(1,885)	(472)
Proceeds from sale of fixed assets	24	—	5
Investment in PartsVoice	—	(3,281)	—
Investment in IntegraLink	(1,614)	—	—
Short term investments	—	983	(983)
Proceeds from sale of HomeScout	—	—	1,626
Proceeds from sale of YachtWorld	8,886	—	—

Net cash provided by (used in) investing activities	(3,852)	(4,183)	176

Cash Flows from Financing Activities
Proceeds from initial public offering and direct sale, net of costs	—	49,776	—
Proceeds from sale of common stock	15,000	—	—
Proceeds from sale of preferred stock	—	100	29,193
Proceeds from exercise of stock options	514	160	27
Proceeds from employee stock purchase plan	455	—	—
Proceeds from lease financing transactions	1,170	—	—
Repurchase of common stock and mandatorily redeemable convertible preferred stock	—	—	(19,227)
Payment of DealerNet acquisition liability	—	—	(500)
Payment of equity subscriptions	524
Payment of dividends on preferred stock	—	(2,059)	—
Payment of notes payable	—	(26,600)	(1,200)
Proceeds from notes payable	—	3,600	1,000
Payment of capital lease obligations and software financing contract	(2,609)	(914)	(141)

Net cash provided by financing activities	15,054	24,063	9,152

Net Change In Cash	2,353	8,468	5,515
Cash, Beginning of Period	14,224	5,756	241

Cash, End of Period	$16,577	$14,224	$5,756

See accompanying notes to consolidated financial statements.

The Cobalt Group, Inc.
Notes to Consolidated Financial Statements

1.  The Company and Its Significant Accounting Policies

Nature of the Business

    The Cobalt Group, Inc. (the "Company") is a provider of e-business services to automotive dealers and manufacturers in North America. The Company's current service offerings include: comprehensive Internet applications and professional services; data extraction, aggregation and management services; and other services such as dealer training, placement of advertisements and an online wholesale vehicle exchange.

    Prior to January 2000, the Company owned and operated YachtWorld.com, a marine Web site, which contained photo listings of yachts for sale, as well as other marine-related information. On January 25, 2000 the Company sold the assets related to YachtWorld.com.

    The Company has experienced significant net operating losses from inception. In fiscal year 2000, the Company incurred operating losses of $32.6 million and used $8.8 million of cash in its operating activities. The Company expects that operating losses and negative cash flows will continue at least through fiscal year 2001 as the Company continues to develop its product offerings and customer base. If the Company fails to develop revenues from sales of new products and to expand its customer base to generate adequate funding from operations, it will be required to reduce its operating expenses and/or seek additional debt or equity financing. Such financing may not be available on acceptable terms or at all. As a result of entering into the Agreement and Plan of Merger discussed in Note 19, the Company became unable to borrow under its March 2001 Loan and Security Agreement with Silicon Valley Bank Commercial Finance Division. The inability to borrow under this Loan and Security Agreement creates substantial doubt about whether the Company will have sufficient financial resources to fund operations through December 31, 2001 and continue as a going concern.

Principles of Consolidation

    The Company's consolidated financial statements include the assets, liabilities and results of operations of majority-owned subsidiaries. Under the Company's agreement with General Electric Capital Auto Financial Services ("GE Capital") to operate MotorPlace Auto Exchange, revenues and expenses are shared equally therefore, the financial statements include the Company's share of all income statement items, while all assets and liabilities are consolidated at 100%. The agreement with GE Capital specifies that the Company wholly owns the assets and liabilities of MotorPlace Auto Exchange. The Company anticipates the agreement with GE Capital will dissolve effective during the first quarter of 2001. At that juncture, the Company will begin consolidating 100% of revenues and expenses, as well as assets and liabilities. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Due to technology investments of approximately $2.0 million which the Company anticipates will be made prior to December 31, 2002 in order to maintain the current parts locator revenue stream, the Company changed the remaining estimated life of the technology associated with the purchase of PartsVoice from 40 months to 12 months.

Cash and cash equivalents

    The Company considers all short-term highly liquid instruments purchased within three months of their maturity date to be cash equivalents. The Company maintains its cash accounts with four financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000.

Fair value of financial instruments

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and deferred revenue. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Concentration of credit risk

    Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash equivalents. Substantially all of the Company's clients are in the automotive industry. The Company does not require collateral from its clients. Individual dealer balances are generally small and clients are required to pay for Web site service in advance. However, manufacturer client balances may be substantial and the Company does not require prepayment from these clients. DaimlerChrysler, including Mercedes-Benz, accounted for 31% and 19% of trade accounts receivable before allowances as of December 31, 2000 and 1999, respectively and 20% and 16% of revenues for the year ended December 31, 2000 and 1999, respectively. No other customer accounted for more than 10% of accounts receivable as of December 31, 2000 or 1999 or 10% of revenues for the years ended December 31, 2000 and 1999. No individual client accounted for more than 10% of accounts receivable as of December 31, 1998, or 10% of revenues for the year ended December 31, 1998. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of accounts receivable. Credit losses to date have been within the Company's estimates. The Company has a cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity.

Revenue recognition

    The Company derives its revenues from fees charged to its automotive, dealer and manufacturer clients for Internet applications and professional services, data extraction and aggregation services and other services such as dealer training and placement of advertisements. Internet applications and professional services, and data extraction and aggregation service revenue is recognized ratably over the service period. Revenue on initial design and construction fees and professional services projects was previously recognized at the time of Web site activation. After the application of Staff Accounting Bulletin No. 101 ("SAB 101") in January 2000, the Company recognizes set-up fees for Internet applications and professional services over the estimated life of the customer or project. The Company's obligations for Internet advertising services typically include guarantees of minimum number of "impressions," or times that an advertisement is viewed. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

    The majority of the Company's services are sold to clients under short-term service agreements with an initial term of three to twelve months and month-to-month thereafter. Revenues are recognized net of promotional discounts. Revenue is not recognized until the end of any applicable free trial period and until the client has agreed to continue services. Prepayments received for sites not yet activated and services not yet provided are reported as deferred revenue.

    Amounts billed are reduced by amounts relating to the fair value of warrants and common stock issued in connection with the agreement with DaimlerChrysler Corporation. The fair value of the warrants and common stock of $14.6 million is being amortized ratably with revenues over the initial term of the agreement, which expires December 31, 2002 as amounts are billed under the contract. Amounts billed to DaimlerChrysler are reduced by this amortization to arrive at revenues. In the year ended December 31, 2000, the Company recognized $842,000 less in revenues than amounts billed. The remaining amount to be amortized is $13.7 million at December 31, 2000.

Cost of revenues

    The Company's cost of revenues consists of production, maintenance and delivery costs associated with the Company's services. These costs include production and design personnel costs, communication expenses related to data transfer, fees payable to third parties for distribution of vehicle inventory data to other Web sites, banner advertising purchased from third party Web sites and resold to clients and site content licensing fees. These costs also include software and hardware costs to host and serve data.

Product development

    Product development costs represent research and development expenses, which are charged to operations as incurred, unless they are capitalized as software or Web site development costs under the American Institute of Certified Public Accountants Statement of Position 98-1("SOP 98-1") or Emerging Issues Task Force Issues Summary 00-02, "Accounting for Web Site Development Costs" ("EITF 00-02").

Capital assets

    Capital assets consist of computer equipment, furniture and other equipment, purchased software and leasehold improvements, which are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The useful lives of capital assets range from three to five years. Maintenance and repairs, which neither materially add to the value of an asset nor prolong its life, are charged to expense as incurred.

Internally developed software

    In the second quarter of 2000, the Company commenced a project to make significant investments in internally developed software related to the development of its core Web site technology platform. Portions of these costs are being capitalized in accordance with SOP 98-1. SOP 98-1 provides that certain costs associated with the development of software for internal use should be capitalized, including both internal and external costs in the installation, coding and testing phases. However, costs related to the research and definition of project parameters, as well as the transfer of data to new software are not capitalized and are expensed as incurred. We anticipate the capitalized portion of the project will be amortized over a three-year period, beginning in the second quarter of 2001.

Web site development costs

    Costs incurred in developing the Company's Web sites are accounted for in accordance with EITF 00-02. As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase are capitalized and recognized over the Web site's estimated useful life if the Web site is expected to have a useful life beyond one year. Costs capitalized are included in fixed assets and are amortized over three years. Costs associated with repair or maintenance of existing sites or the development of Web site content are expensed as incurred.

Impairment of long-lived assets

    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Advertising costs

    Advertising costs include costs of print and Internet banner advertising. The Company expenses advertising costs when the advertising takes place. Advertising costs for the years ended December 31, 2000, 1999 and 1998 were $984,000, $985,000, and $276,000, respectively.

Stock-based compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force, Issue 96-18.

Income taxes

    The Company provides for income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and for tax loss and credit carryforwards. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

Net loss per share and unaudited pro forma net loss per share

    Basic net loss per share represents net loss available to common shareholders divided by the weighted-average number of shares outstanding during the period. Diluted net loss per share represents net loss available to common shareholders divided by the weighted-average number of shares outstanding including the potentially dilutive impact of common stock options and warrants. Basic and diluted net loss per share are equal for the periods presented because the impact of potential common stock equivalents is anti-dilutive. Potentially dilutive securities totaling 7,164,126, 1,273,082, and 11,259,342 shares for the years ended December 31, 2000, 1999, and 1998, respectively, were excluded from diluted net loss per share due to their anti-dilutive effect. Common stock options and warrants are converted using the treasury stock method. Mandatorily redeemable convertible preferred stock is converted using the if-converted method.

    In accordance with Emerging Issues Task Force Topic D-53, the Company's 1998 net loss available to common shareholders is increased by $8,262,000 which represents the excess of the fair value over the carrying value of Series A preferred shares which were repurchased by the Company during October 1998.

    Unaudited pro forma net loss per share is computed based on retroactive application of SAB 101 to January 1, 1997.

    The following table sets forth the computation of the numerators and denominators in the basic and diluted net loss per share calculations for the periods indicated:

	2000	1999	1998
	(in thousands, except share amounts)
Numerator:
Net loss	$(25,344)	$(16,501)	$(5,105)
Dividends on mandatorily redeemable convertible preferred stock	—	(1,510)	(549)
Excess consideration for redemption of Series A mandatorily redeemable convertible preferred stock	—	—	(8,262)
Accretion of mandatorily redeemable convertible preferred stock	—	(17)	(14)

Net loss available to common shareholders	(25,344)	(18,028)	$(13,930)
Effect of change in accounting principle	2,164	(1,367)	(656)

Pro forma net loss available to common shareholders	$(23,180)	$(19,395)	$(14,586)

Denominator:
Basic and diluted weighted-average shares outstanding	17,926,335	7,971,443	2,938,460

Segment Information

    Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions about how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the Chief Executive Officer.

    During the 2001 budget preparation process, the Company began to report information for separate business units to the chief decision maker. As a result of this and other changes in management structure and focus, the Company will begin presenting segment reporting as established in SFAS No. 131 for the quarter ending March 31, 2001. The anticipated reportable segments are as follows:

Internet applications and professional services

    The Company's core businesses are Internet applications and professional services, which consist primarily of pre-packaged Web site designs for dealerships and manufacturers and the customization of these Web sites. The professional services organization supports the Internet application group with custom design and development of customer Web sites on a project basis.

Data extraction and aggregation services

    The Company's data extraction and aggregation services extract data from automotive dealer computer systems, aggregate the data and distribute the data for a variety of purposes, including analysis of vehicle sales and parts location for customers. These services consist of IntegraLink data collection services and PartsVoice business-to-business services.

New accounting pronouncements

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133")

establishing accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company adopted SFAS No. 133 for quarter ending March 31, 2000. The Company has not engaged in significant hedging activities or invested in derivative instruments and does not expect the adoption of this standard to have a material impact on the Company's financial position or results of operations.

    In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces Statement of Financial Accounting Standards No. 125, revising the standards governing the accounting for securitizations and other transfers of financial assets and collateral. Adoption of SFAS No. 140 is required for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The Company is currently evaluating the impact of SFAS No. 140, if any, on current accounting policies regarding the service of assets and extinguishment of liabilities.

2.  Cumulative Effect of Change in Accounting Principle

    In the fourth quarter of 2000, the Company implemented SAB 101 retroactive to January 1, 2000. Previously, the Company recognized revenue on initial set-up fees and custom projects at the time of activation. After adoption of SAB 101, the Company recognizes set-up fees for Internet applications ratably over the estimated customer life of three years and fees for professional services projects over the estimated project life of two years. The cumulative effect of the change in accounting principle resulted in an increase to net loss of $2.2 million. The effect of the change on the year ended December 31, 2000 was to decrease net loss by $2.5 million. The pro forma amounts presented in the income statement were calculated assuming the accounting change was made retroactively to prior periods. For the year ended December 31, 2000, the Company recognized $1.3 million in revenue that was included in the cumulative effect adjustment on January 1, 2000.

    The following table illustrates the effect of the change in accounting principle, by quarter, for the year ended December 31, 2000.

	(In thousands, except per share data)
	First Quarter Ended 31-Mar-00		Second Quarter Ended 30-Jun-00		Third Quarter Ended 30-Sep-00		Fourth Quarter Ended 12/31/00
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Revenue	$9,284	$8,914	$10,974	$10,195	$11,104	$10,776	$11,596
Gross profit	7,509	7,139	8,782	8,003	8,987	8,659	9,397
Income (loss) before cumulative effect of change in accounting principle	3,027	2,659	(4,686)	(5,465)	(13,990)	(14,317)	(6,057)
Cumulative effect of change in accounting principle	0	(2,164)	0	0	0	0	0

Net income (loss)	3,027	495	(4,686)	(5,465)	(13,990)	(14,317)	(6,057)
Amounts per common share:
Income (loss) before cumulative effect of change in accounting principle(1)	0.18	0.16	(0.27)	(0.31)	(0.79)	(0.81)	(0.31)
Cumulative effect of change in accounting principle(1)	—	(0.13)	—	—	—	—	—

Net income (loss)	$0.18	$0.03	$(0.27)	$(0.31)	$(0.79)	$(0.81)	$(0.31)

(1)
For the three months ended March 31, 2000 diluted net income per share before the cumulative effect of the change in accounting principle was $0.14 as restated compared to previously reported at $0.16.

    SAB 101 also provides for the deferral of any separately identifiable expenses associated with revenues deferred in accordance with SAB 101. The Company has not specifically identified any expenses related to these deferred revenues and has not, therefore, deferred any related expenses.

3.  Acquisition of IntegraLink

    On January 14, 2000 the Company acquired IntegraLink Corporation, whose principal business is automotive data extraction and reporting services. At closing, the Company paid aggregate purchase consideration of (i) $1.5 million in cash; (ii) promissory notes in the principal amount of $250,000 bearing interest at 8% due January 14, 2001; (iii) 85,000 shares of the Company's common stock valued at $22.00 per share; and (iv) expenses related to the acquisition in the amount of $125,000.

    The Company accounted for the IntegraLink acquisition using the purchase method of accounting. The aggregate purchase price of $3.7 million, including acquisition costs, was allocated to the net assets acquired of $11,000, based on their respective fair market values. The excess of the purchase price of $3.7 million over the fair market value of the assets acquired was allocated to intangible assets as follows:

	Useful Lives	Intangible Asset
	(years)	(in thousands)
Goodwill	4	$624
Customer Lists	3	390
Existing Technology	5	2,060
Workforce	3	660

		$3,734

    The historical operations of IntegraLink are not material to the Company's financial position or results of operations and, therefore, consolidated pro forma financial consolidated statements have not been presented.

4.  Sale of YachtWorld.com

    In January 2000, the Company sold the assets of its YachtWorld.com operation to Boats.com, Inc. The assets were sold for cash proceeds of $3.5 million and a promissory note in the amount of $10.5 million. The Company also received warrants to purchase 473,455 shares of Boats.com common stock. No value was attributed to the warrants. The total expected gain on the sale of YachtWorld.com was $13.5 million. However, due to the risk associated with collection of the sales proceeds, the Company recognizes the gain associated with the sale of YachtWorld.com as payments are received.

    The first note installment of $3.5 million was paid on March 27, 2000. A second payment, in the amount of $2.5 million, was received on September 29, 2000. As of December 31, 2000 the Company had recognized a gain on the sale of YachtWorld.com of $8.7 million, which represents the cash paid, net of transaction expenses. On September 29, 2000 the Company and Boats.com entered into a note modification agreement. Under the note modification agreement, the $4.8 million balance of the note receivable was re-negotiated to extend the final payment date to March 31, 2001, from December 31, 2000 and the interest rate was increased to 12.0% per annum. The Company received additional consideration, including a re-pricing of the Boats.com warrants and additional anti-dilution provisions. Boats.com also agreed to the imposition of affirmative and negative covenants relating to actions that Boats.com may take with regard to the YachtWorld.com assets.

5.  Acquisition of PartsVoice

    On April 30, 1999, the Company acquired all of the equity interests in PartsVoice, LLC whose principle business is vehicle parts data acquisition and management services. The Company paid aggregate purchase consideration for the PartsVoice equity of (i) $26.0 million in cash; (ii) 500,000 shares of Series C convertible preferred stock at $8.00 per share; and (iii) warrants to purchase 160,000 shares of the Company's common stock at $6.00 per share. The warrants were valued at $381,000 using the Black-Scholes option-pricing model with the following assumptions: fair value of common stock of $7.20 per share, expected life of six months, risk free interest rate of 4.66%, volatility of 90% and dividend yield of 0%.

    The PartsVoice acquisition was accounted for using the purchase method of accounting. The aggregate purchase price was allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price, including acquisition costs, over the fair market value of the assets acquired was allocated to intangible assets as follows:

	Useful Lives	Intangible Asset
	(years)	(in thousands)
Goodwill	6	$13,247
Customer Lists	6	13,800
Existing Technology	5	1,100
Name	6	1,200
Workforce	5	1,200

		$30,547

    The following summarizes the unaudited pro forma results of operations for the years ended December 31, 1999, and 1998 on a combined basis, as if the Company's acquisition of PartsVoice occurred at the beginning of each of the periods presented, after including the impact of certain adjustments, such as amortization of goodwill, intangible asset impairment charge and interest on acquisition indebtedness:

	Years ended December 31,
	1999	1998
	(in thousands, except per share amounts) (unaudited)
Net revenues	$26,721	$15,773
Net loss	(17,212)	(7,592)
Basic and diluted net loss per share	$(2.35)	$(5.67)

    The unaudited pro forma results are not necessarily indicative of the results of operations that would have been reported had the acquisition occurred prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

    At the time of acquisition, the Company anticipated significant revenue growth from PartsVoice. However, higher than projected client attrition rates and weaker than anticipated new sales resulted in a net decrease in subscribers and a net decrease in revenues for the three months ended September 30, 2000 as compared to the three months ended June 30, 2000. In addition, the Company anticipates the need to make technology investments in excess of $2.0 million prior to December 31, 2001 in order to maintain the current revenue stream.

    Due to these business changes, the Company evaluated the carrying amounts of the intangible assets related to PartsVoice and determined that based on the gross expected cash flows from the PartsVoice operations, the intangible assets were impaired. In the quarter ended September 30, 2000, the Company recognized an impairment charge of $9.7 million related to the long-lived assets of PartsVoice. In computing the impairment charge, the Company assumed average annual revenue growth of 3.5%, an average expense growth of 8%, investment in technology as well as ongoing capital acquisition costs, a tax rate commensurate with the subsidiary's profitability, a terminal value at the end of a five-year period and a discount rate of 16.5%. This charge was allocated entirely to goodwill as required by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121").

6.  Agreement with GE Capital to operate MotorPlace Auto Exchange

    On August 18, 2000, the Company entered into an agreement with GE Capital to develop and operate MotorPlace Auto Exchange, an Internet-based wholesale automobile listing and purchasing system for use by automobile dealers and lessors. In conjunction with the agreement, the Company purchased a software license from GE Capital in exchange for 258,520 shares of the Company's common stock valued at $4.81 per share, resulting in an aggregate purchase price of $1.2 million. The purchase price for the software license will be amortized on a straight-line basis to cost of revenues over the three-year term of the license.

    Consideration for the agreement included 400,000 warrants to purchase the Company's common stock at an exercise price of $6.50 per share as incentive for GE Capital to enter into the agreement with the Company. The warrants were valued at $1.3 million using the Black-Scholes option-pricing model with the following assumptions: fair value of common stock of $4.81 per share, expected life of five and one third years, risk free interest rate of 6.11%, volatility of 93% and dividend yield of 0%. The value of these warrants will be amortized on a straight-line basis to cost of revenues over the life of the agreement, which expires December 31, 2005.

    The agreement between GE Capital and the Company specifies that revenues and expenses will be shared between GE Capital and the Company. These revenues and expenses are shared on a cash basis and settled monthly between the parties. In accordance with the agreement, the percentage of revenues and expenses shared by the parties may be changed on a semi-annual basis. However, the Company anticipates termination of the agreement with GE Capital effective in the first quarter of 2001. At the time of termination, the Company will be responsible for all expenses, as well as assets and liabilities and the Company will recognize all revenues from MotorPlace Auto Exchange. As a result of termination, the Company will expense all unamortized warrant charges related to this agreement, which currently total approximately $1.2 million.

7.  DaimlerChrysler Services Agreement

    On May 1, 2000 the Company entered into an agreement with DaimlerChrysler Corporation to provide Web site design, hosting and maintenance services to its Chrysler, Dodge and Jeep Five-Star dealers. The initial term of the agreement is through December 31, 2002, with an option to renew through December 31, 2005. DaimlerChrysler is obligated to pay minimum annual amounts to the Company during the initial term of the agreement. In connection with the agreement, the Company issued 258,164 shares of its common stock to DaimlerChrysler. The Company also issued warrants to purchase 688,437 and 516,328 shares of its common stock at $10.03 and $12.53 per share, respectively. A third warrant to purchase 249,559 shares at $15.04 per share is contingent upon DaimlerChrysler's exercise of its option to renew the agreement. The three warrants are fully vested and become exercisable on May 1 of 2003, 2004 and 2005, respectively.

    The value of the common stock and warrants issued in connection with the DaimlerChrysler agreement totals $14.6 million. Of the total value, $6.7 million was attributed to the warrant to purchase 688,437 shares, which expires on May 1, 2008. The valuation was determined using the Black-Scholes option-pricing model with the following assumptions: 88% volatility, expected life of eight years, risk free rate of return of 6.55% and a fair market value of $11.44. The second warrant of 516,328 shares, expiring on May 1, 2009, was valued at $5.0 million, also using the Black-Scholes option-pricing model. The assumptions used were as follows: 88% volatility, expected life of nine years, risk free rate of return of 6.29% and a fair market value of $11.44. The remaining $2.9 million in value was attributable to 258,164 shares of common stock issued to DaimlerChrysler. This valuation does not attribute value to the third warrant because issuance will be contingent upon DaimlerChrysler's exercise of its renewal option. Upon renewal, non-cash charges attributable to the third warrant will be calculated and amortized over the three-year renewal period. This warrant expires on May 1, 2010.

    The proceeds for the shares and warrants will be received over the three-year term of the DaimlerChrysler agreement as the Company receives payments for services rendered under the agreement. The proceeds for the shares and warrants are presented as deferred equity subscriptions. The fair value of the warrants and common stock of $14.6 million is being amortized over the initial term of the agreement, which expires December 31, 2002. Amounts billed to DaimlerChrysler are reduced by this amortization to arrive at revenues. In the year ended December 31, 2000, the Company recognized $842,000 less in revenues than amounts billed. The remaining amount to be amortized is $13.7 million at December 31, 2000.

8.  Capital Assets

    A summary of capital assets follows:

	December 31,
	2000	1999
	(in thousands)
Computer equipment	$8,306	$3,840
Furniture and other equipment	1,703	874
Software	8,293	1,421
Leasehold improvements	639	208

	18,941	6,343
Less: Accumulated depreciation and amortization	(4,685)	(1,707)

	$14,256	$4,636

    Equipment held under capital leases is included in capital assets. The cost of the leased equipment is $2.9 million, $2.9 million and $1.1 million at December 31, 2000, 1999 and 1998, respectively. The accumulated amortization for these items is $1.5 million, $857,000 and $173,000 at December 31, 2000, 1999 and 1998, respectively.

9.  Intangible assets

    A summary of intangible assets follows:

		December 31,
	Useful lives
		2000	1999
	(years)	(in thousands)
Goodwill	4-6	$4,129	$13,247
Trademarks/trade name	6	1,200	1,200
Customer lists	3-6	14,990	14,600
Existing technology	2.5-5	3,159	1,100
Workforce	3-5	1,859	1,200

		$25,337	31,347
Less: Accumulated amortization		$(9,768)	(4,017)

		$15,569	$27,330

    These assets are amortized using the straight-line method over their respective estimated useful lives. Beginning in the fourth quarter of 2000, the Company undertook a project to significantly upgrade the PartsVoice technology infrastructure, thereby reducing the useful life of existing technology purchased in the acquisition of PartsVoice. In December 2000, the Company changed the estimated remaining useful life of the technology related to PartsVoice assets from 40 months to 12 months.

10. Accrued Liabilities

    A summary of accrued liabilities follows:

	December 31,
	2000	1999
	(in thousands)
Accrued payroll and related benefits	$1,692	$1,183
Accrued professional fees	65	—
Accrued taxes payable	87	141
Other	343	196

	$2,187	$1,520

11. Income Taxes

    From inception through February 28, 1997 the Company was organized as an S corporation for income tax reporting purposes and, as such, the tax effects were passed directly to the shareholders. Effective February 28, 1997, the Company became a C corporation. No current provision for income taxes has been recorded for the years ended December 31, 1999 or 1998, due to losses incurred during the periods. A valuation allowance has been recorded for deferred tax assets because the available objective evidence creates sufficient uncertainty regarding the ability to realize the deferred tax asset.

    For the periods in which the Company was a C corporation, a reconciliation of taxes on income at the federal statutory rate to actual tax expense is as follows:

	December 31,
	2000	1999	1998
	(in thousands)
Tax benefit at statutory rate	$(8,617)	$(5,610)	$(1,736)
Nondeductible items	233	—	564
Loss attributed to S corporation	—	—	—
Change in valuation allowance	8,374	5,529	1,249
Other	10	81	(77)

	$—	$—	$—

    Temporary differences that give rise to the Company's deferred tax assets and liabilities comprise the following:

	December 31,
	2000	1999	1998
	(in thousands)
Net operating loss carry-forwards	$15,057	$5,988	$1,672
Depreciation and amortization	482	773	77
Compensation expense related to stock options	(564)	629	336
Allowance for doubtful accounts	321	169	29
Accrued liabilities	193	121	37
Deferred revenue	565	—	—
Valuation allowance	(16,054)	(7,680)	(2,151)

	$—	$—	$—

    At December 31, 2000, the Company had net operating loss carry-forwards of approximately $44 million, which will expire beginning in the year 2010, if not previously utilized. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses. The Company has determined that such a change occurred in October 1998 and the utilization of loss carryforwards generated through that period will be limited.

12. Equity Transactions

Initial public offering

    On August 10, 1999, the Company completed an initial public offering in which proceeds, net of underwriting discounts, commissions and expenses, of approximately $44.8 million were raised. An additional $5.0 million was raised in a direct sale of 454,545 shares of common stock to General Electric Capital Assurance Company. A portion of the proceeds was used to retire notes payable of $26.6 million and pay all accumulated dividends of $2.1 million on mandatorily redeemable convertible preferred stock.

    Upon completion of the initial public offering, all outstanding shares of the Company's mandatorily redeemable convertible preferred stock were converted to shares of common stock. One share of common stock was exchanged for each share of preferred stock, resulting in an increase in shareholder equity of $34.7 million.

Securities purchase agreement

    On June 26, 2000, the Company entered into a securities purchase agreement with private investors affiliated with Warburg, Pincus & Co., LLC, First Analysis Corporation and Third Point Management, LLC. The agreement provided the Company an option to sell an aggregate of 2,187,289 shares of common stock at a per share price of $6.86 between September 14, 2000 and November 13, 2000. As consideration for the option, the Company issued to the investors warrants to purchase 693,983 shares of its common stock at an exercise price of $6.86 per share. The warrants are fully vested and expire on June 26, 2005. The Company exercised this option on October 31, 2000, receiving $15.0 million in cash, net of expenses.

Stock repurchase

    On October 7, 1998, the Company used a portion of the proceeds from the issuance of the Series B preferred stock to repurchase and retire 2,173,206 shares of common stock and 2,404,652 shares of Series A preferred stock at $4.20 per share. The number of shares redeemed was sufficient to provide the Series B investor with a 62% ownership position, on a fully diluted basis, as of the investment date. The repurchase price of both the Series A preferred stock and common stock was in excess of the $3.99 and $3.78, respectively, per share fair values of the stock at the date of repurchase. In accordance with Emerging Issues Task Force Topic D-53, the Company recognized expense of $505,000, which represents the excess of the repurchase price over the fair value of the repurchased preferred shares. In accordance with FASB Technical Bulletin 85-6, the Company recognized expense of $879,000, which represents the excess of the repurchase price over the fair value of all common shares repurchased, with the exception of 76,382 repurchased shares which resulted from employee stock option exercises immediately preceding the repurchase. For these shares, $274,000 in expense was recognized for the excess of the repurchase price over the employees' cost basis in the shares.

Warrants

    On April 30, 1999, the Company issued warrants in connection with the acquisition of PartsVoice. See Note 2. On May 1, 2000, the Company issued warrants in connection with the DaimlerChrysler service agreement. See Note 6. On August 18, 2000, the Company issued warrants in connection with the MotorPlace Auto Exchange agreement. See Note 5. On June 26, 2000, the Company issued affiliates of Warburg, Pincus & Co, LLC, First Analysis Corporation and Third Point Management, LLC warrants to purchase a total of 693,984 shares of common stock at an exercise price of $6.8578 per share. The warrants expire on June 26, 2005. The Black-Scholes value of the warrants was approximately $3.5 million

13. Stock Purchase and Option Plans

Stock purchase plan

    The Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") on August 12, 1999 under which 300,000 shares have been reserved for issuance. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 15% of the employees' cash compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan-defined dates. Pursuant to the Purchase Plan, 70,683 shares were issued at a weighted average price of $6.43 per share for the year ended December 31, 2000, and no shares were issued for the years ended December 31, 1999 and December 31, 1998.

Stock option plans

    The Company has two stock option plans, each of which allows The Company to grant options to purchase its common stock to employees, directors, consultants and independent contractors. The

Company has reserved for issuance under the 1995 Stock Option Plan 4,501,000 shares of its common stock. The Company has reserved 1,500,000 shares of common stock for issuance under the 2000 Stock Incentive Plan, subject to shareholder approval. Pursuant to the stock option plans, the Board of Directors has granted nonqualified stock options and incentive stock options. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors. While some options were vested when granted, options generally vest over a four-year period and expire ten years from the date of grant.

    The Company uses the intrinsic value method of accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for any of its stock options when the exercise price of the option equals or exceeds the fair value of the underlying common stock as of the grant date. With respect to the stock options granted since inception through July 1999, the Company has recorded deferred stock-based compensation of $8.4 million for the difference between the exercise price and the fair value of the common stock. This amount is being amortized, in accordance with FASB Interpretation No. 28, over the vesting period of the options. Compensation expense relating to these grants of $641,000, $2,749,000, and $532,000 was amortized in 2000, 1999 and 1998, respectively. In addition, in 2000 the company recognized $138,000 in stock-based compensation expense related to the acceleration of vesting of certain employee stock options.

Stock option plan—grants to non-employees

    During the years ended December 31, 2000, 1999 and 1998 0, 45,500 and 0 options, respectively, were granted to third parties, excluding directors, under the Company's 1995 stock option plan. Compensation expense relating to these grants of $130,000, $57,000 and $0 was recognized in 2000, 1999 and 1998, respectively. The fair value of the options granted in 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: exercise prices of $1.85 to $7.20, fair value of $6.00 to $9.24, expected lives of three to six months, weighted average risk free interest rate of 5.59%, volatility of 90% and dividend yield of 0%.

Stock option plan activity and summary

    The following table summarizes the activity under the stock option plans:

	Year ended December 31,
	2000			1999			1998
	Shares	Weighted- average exercise price	Weighted- average FMV of options granted	Shares	Weighted- average exercise price	Weighted- average FMV of options granted	Shares	Weighted- average exercise price	Weighted- average FMV of options granted
Outstanding at beginning of period	2,327,875	$2.71		2,043,940	$0.39		1,647,754	$0.20
Granted	3,154,973	6.28		1,496,628	4.28		655,100	0.80
Exercised	(401,748)	1.28		(855,478)	0.19		(110,507)	0.27
Forfeited	(625,281)	4.82		(357,215)	2.04		(148,407)	0.37

Outstanding at end of period	4,455,819	5.07		2,327,875	$2.71		2,043,940	$0.39

Exercisable at the end of period	926,222	2.34		789,261	$1.04		1,115,651	$0.16

Options granted during the period at market	3,154,973	$6.28	6.28	301,600	$8.97	$8.97	—	$—	$—

Options granted during the period at less than market	—	$—	—	1,195,028	$3.09	$8.18	655,100	$0.80	$3.02

    At December 31, 2000, 245,809 shares remained reserved and available for grant under the stock option plans.

    The following table summarizes the information about stock options outstanding as of December 31, 2000:

	Outstanding
		Weighted- average remaining contractual life (years)		Exercisable
Range of exercise prices	Number of shares		Weighted- average exercise price	Number of shares	Weighted- average exercise price
$0.10-0.75	553,057	6.68	$0.41	455,520	$0.35
1.85-1.88	706,437	8.62	1.86	314,621	1.85
2.56-3.69	1,563,023	9.83	2.72	—	—
4.13-6.56	338,590	9.52	5.58	17,035	6.00
7.20-8.00	201,938	8.58	7.27	81,761	7.27
10.38-11.44	686,805	9.25	10.58	40,754	10.71
13.88-19.50	405,969	9.17	15.20	16,531	17.98

	4,455,819	9.01	$5.07	926,222	$2.34

Fair value disclosures

    Had the Company determined compensation expense based on the fair value of the option at the grant date for its stock options issued to employees in accordance with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	Years ended December 31,
	2000	1999	1998
	(in thousands except per share amounts)
Net loss
As reported	$(25,344)	$(16,501)	$(5,105)
Pro forma	(32,006)	(16,758)	(5,649)
Basic and diluted net loss per share
As reported	$(1.41)	$(2.26)	$(4.74)
Pro forma	(1.79)	(2.30)	(4.93)

    For all grants that were granted prior to the Company's initial public offering in August 1999, the fair value of these options was determined using the minimum value method, which assumes no volatility except for non-employees. The fair value for the options granted subsequent to the Company's initial public offering was estimated at the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for employee stock option grants in 2000, 1999 and 1998: risk free interest rate at grant date of 5.98%, 5.48% and 5.11%, respectively, no dividends, volatility of 103% in 2000, 118% subsequent to the company's initial public offering in 1999, no volatility from January to July in 1999,or 1998 and expected lives of five years in each year.

    Pro forma net loss amounts reported above reflect only options granted in 1995 through December 31, 2000. The full impact of calculating compensation expense for stock options based on fair value at the grant date is not reflected in the pro forma net loss amounts because compensation expense is reflected over the options' vesting period of four years.

14. Retirement Savings Plan

    On August 1, 1997, the Company established a retirement savings plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all qualified employees. Contributions to this plan by the Company are made at the discretion of the Board of Directors. The Company has not contributed to the plan.

15. Commitments and Contingencies

    The Company leases office space for its corporate headquarters in Seattle, Washington, under a lease that expires on December 31, 2005. The lease includes an option to extend the lease for two additional five-year terms. The Company also leases office space in Portland, Oregon, Troy, Michigan, Columbus, Ohio and Austin, Texas.

    The Company leases various equipment under master capital lease agreements with one of its shareholders. The leases expire at various dates between 2001 and 2005.

    Future minimum lease payments at December 31, 2000 for these leases are as follows:

	Operating	Capital
	(in thousands)
Years ending December 31,
2001	$2,083	$1,029
2002	2,149	333
2003	2,183	22
2004	2,265	21
2005	2,302	3
Thereafter	121	—

Total minimum lease payments	$11,103	1,408

Less: Portion representing interest		(239)

Present value of capital lease obligations		1,169
Less: Current portion		(900)

Capital lease obligations, non-current portion		$269

    The Company records operating lease expense using the straight-line method. Rental expense under operating leases was approximately $2.0 million, $883,000, and $349,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

16. Supplemental Disclosures of Cash Flow Information

    Cash paid for interest during 2000, 1999 and 1998 was $411,000, $993,000, and $93,000, respectively.

    Changes in accounts receivable include $1.1 million in amortization of equity subscriptions in excess of payments received.

    The Company purchased capital assets under capital leases of $0, $2.5 million, and $959,000 during the years ended December 31, 2000, 1999 and 1998, respectively. During the year ended December 31, 2000, the Company purchased Oracle software licenses through non-cash financing in the amount of $600,000.

17. Sale of HomeScout

    On March 4, 1998 the Company sold substantially all of the assets related to its HomeScout operations to Homeshark, Inc. for $1,626,000. Revenues for HomeScout were $19,000 for the year ended December 31, 1998.

18. Selected quarterly financial data

    The following table sets forth quarterly financial data for the years ended December 31, 1999 and 2000. The operating results for any given quarter are not indicative of results for any future period. Unaudited pro forma net loss per share is computed based on retroactive application of SAB 101 to January 1, 1997.

	Consolidated Statement of Operations (unaudited) (in thousands, except per share amounts)
	Three Months Ended
	Mar. 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000
Revenues	2,453	5,409	7,049	8,375	8,914	10,195	10,776	11,596
Gross profit	1,913	4,312	5,543	6,699	7,139	8,003	8,659	9,397
Loss from operations	(2,343)	(3,342)	(5,288)	(5,020)	(3,972)	(5,705)	(16,713)	(6,172)
Net loss before cumulative effect of change in accounting principle	(2,335)	(3,809)	(5,527)	(4,830)	2,659	(5,465)	(14,317)	(6,057)
Cumulative effect of change in accounting principle	—	—	—	—	(2,164)	—	—	—

Net loss available to common shareholders	(2,926)	(4,457)	(5,830)	(4,816)	495	(5,465)	(14,317)	(6,057)
Basic and diluted net loss per share, before change in accounting principle(1)	$(1.97)	$(2.32)	$(0.52)	$(0.29)	0.16	(0.27)	(0.79)	(0.31)
Cumulative effect of change in accounting principle	—	—	—	—	(0.13)	—	—	—

Basic and diluted net loss per share	$(1.97)	$(2.32)	$(0.52)	$(0.29)	$0.03	$(0.27)	$(0.79)	$(0.31)
Weighted average shares outstanding(1)	1,488,681	1,920,262	11,286,321	16,850,441	17,082,768	17,430,769	17,777,662	19,406,069
Pro forma net loss available to common shareholders	(3,098)	(4,794)	(6,137)	(5,367)	2,659	(5,465)	(14,317)	(6,057)
Pro forma basic and diluted net loss per share(1)	(2.08)	(2.50)	(0.54)	(0.32)	0.16	(0.31)	(0.81)	(0.31)
Pro forma weighted-average shares outstanding(1)	1,488,681	1,920,262	11,286,321	16,850,441	17,082,768	17,430,769	17,777,662	19,406,069

(1)
For the three months ended March 31, 2000 diluted weighted average shares outstanding were 18,587,055 on an actual and pro forma basis. Diluted net income per share before the cumulative effect of the change in accounting principle was $0.14. Diluted pro forma net income per share was also $0.14.

    Changes in the presentation of revenue for 2000 are due to the reduction in amounts billed relating to the fair market value of warrants and common stock issued in connection with the agreement with DaimlerChrysler Corporation, as well as the implementation of SAB 101, retroactive to January 1, 2000. A reconciliation of previously reported 2000 revenues to currently stated revenue follows:

	Revenue Reconciliation (unaudited) (in thousands)
	Three months ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000
Previously reported gross revenues	9,284	10,988	11,306	12,304
Amortization of stock	—	(14)	(202)	(708)
Adjustment of stock amortization per SAB 101	—	—	84	—
SAB 101 adjustment	(370)	(779)	(412)	—

Revenue	8,914	10,195	10,776	11,596

19. Subsequent Events

    Effective January 1, 2001, 860,000 shares of common stock were added to the 1995 Stock Option Plan. The addition of shares is part of an action approved by the shareholders at the Company's May 2000 annual meeting of shareholders, providing an "evergreen" increase in the number of shares reserved for issuance under the plan on the first day of each year to equal the lesser of 5% of the Company's outstanding shares of common stock or 860,000.

    On March 9, 2001 the Company executed a loan agreement with Silicon Valley Bank Commercial Finance Division. This line of credit gives the Company the ability to borrow up to $10 million against eligible accounts receivable balances, which are limited based on age and other factors within the agreement. The Company is also subject to a variety of covenants, including an obligation to maintain a minimum tangible net worth throughout the term of the agreement.

    In March 2001, the Company reached agreement in principle with GE Capital for termination of the MotorPlace Auto Exchange agreement. As a result of termination, all unamortized warrant charges, of approximately $1.2 million, will be written off.

    On June 2, 2001, the Company entered into an Agreement and Plan of Merger with Cobalt Acquisition Corporation, a wholly-owned subsidiary of its largest shareholder, to purchase, for $3.50 per share, substantially all of the outstanding shares of common stock not already held by the shareholder and certain other continuing shareholders. By entering into the Agreement and Plan of Merger, the Company violated certain covenants under the Loan and Security Agreement between the Company and Silicon Valley Bank Commercial Finance Division. As a consequence, the Company is unable to borrow under the Loan and Security Agreement.

    Following the Company's announcement of the execution of the Agreement and Plan of Merger, three purported class action lawsuits were filed against the Company, the continuing shareholders and members of the Company's board of directors. No responsive pleading is yet due. The purported class consists of the named plaintiff shareholder(s) and all other similarly situated owners of the Company's common stock. While the complaints in each of the cases differ, they generally allege that the members of the Company's board of directors and the continuing shareholders breached their fiduciary duties, that the price per share to be paid to the shareholders (other than the continuing shareholders) is inadequate and that the proposed merger served no legitimate business purpose. Although varying, the complaints generally seek injunctive relief, including enjoining the merger, money damages and other relief. In addition, in the ordinary course of business the Company is subject to litigation and claims. Although the outcome of litigation and claims arising in the ordinary course of business cannot be predicted with certainty, in the opinion of management, these matters are not expected to involve any judgements or settlements which would be material to the Company's financial position, results of operations or cash flows.

QuickLinks

Report of Independent Accountants
The Cobalt Group, Inc. Consolidated Balance Sheets (in thousands, except share and per share amounts)
The Cobalt Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)
The Cobalt Group, Inc. Consolidated Statements of Cash Flows (in thousands)
The Cobalt Group, Inc. Notes to Consolidated Financial Statements